Exhibit 99.1

TRACON Pharmaceuticals Reports First Quarter 2015 Financial Results and Provides Corporate Update

Phase 2 Clinical Trials of TRC105 continue to enroll patients

Cash balance of $65.3 million at March 31, 2015

San Diego, CA — May 13, 2015 — TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, age-related macular degeneration and fibrotic diseases, today announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 and Recent Corporate Highlights

•                  In April 2015, at the American Association for Cancer Research (AACR) annual meeting, Dr. Alice Chen and colleagues of the National Cancer Institute presented data from an ongoing Phase 1b clinical trial of oral TRC102 in combination with Temodar® (temozolomide) in patients with refractory solid tumors.  The combination of TRC102 and Temodar was well tolerated and co-administration of the two drugs did not alter the pharmacokinetic properties of either agent. In addition, of 27 patients evaluated, two patients had partial responses and three patients had stable disease, consistent with clinical benefit in this refractory population.

•                  In April 2015, at the AACR annual meeting, Dr. Lukas Hawinkels and colleagues of the Leiden University Medical Center presented preclinical data showing that dual targeting of the endoglin and VEGF pathways inhibits angiogenesis and tumor vascularization to a higher extent than targeting either pathway individually.

•                  In February 2015, at the American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium, TRACON reported positive results from a clinical trial of TRC105 in combination with Inlyta® (axitinib) in patients with advanced or metastatic renal cell carcinoma (RCC). In the Phase 1b study, the objective response rate was 29% (5 of 17 evaluable patients) and an additional 10 patients achieved stable disease using RECIST 1.1 criteria. Median progression free survival (PFS) for all patients in the study was 8.4 months, while median PFS for the subset of clear cell RCC patients was 11.3 months. The combination of TRC105 and Inlyta was well tolerated.

•                  In February 2015, Tracon successfully completed an initial public offering and concurrent private placement, which raised $41 million in gross proceeds.

•                  In January 2015, at the ASCO Gastrointestinal Cancers Symposium, the National Cancer Institute (NCI) reported positive results from a clinical trial of TRC105 in combination with Nexavar® (sorafenib) in patients with hepatocellular carcinoma (HCC). Of the 11 patients with measurable disease treated at recommended Phase 2 doses of TRC105 (10 mg/kg or 15 mg/kg dosed every two weeks), 27% of patients (3 of 11) achieved a partial response using RECIST 1.1, in a setting where the expected partial response rate of Nexavar alone is 2%. The combination of TRC105 and Nexavar was well tolerated.

“Our strong momentum continued in the first quarter, as we presented positive data on multiple pipeline products, continued to advance our lead program, TRC105, across multiple solid tumor indications, and saw more validation for our endoglin approach presented by our academic collaborators,” said Charles P. Theuer, MD., Ph.D., President and CEO of TRACON. “We continue to employ a capital efficient approach through our internal operations capabilities and NCI collaborations and we look forward to significant news flow over the next six to nine months as we move our pipeline forward and present data readouts from multiple Phase 2 trials.”

Ongoing and Future Development Activities

•                  TRACON is currently enrolling patients in three separate Phase 2 clinical trials: a randomized Phase 2 study combining TRC105 and Inlyta in RCC, a Phase 2 study combining TRC105 and Votrient® (pazopanib) in soft tissue sarcoma which also employs a biomarker strategy to identify potentially responsive sarcoma subtypes and may be used as a basis for enrolling potentially more responsive patients in future trials, and a single patient Phase 2 study combining TRC105 and Avastin® (bevacizumab) in a patient with choriocarcinoma.

•                  The NCI is currently enrolling patients in two separate Phase 2 clinical trials: a Phase 2 study combining TRC105 with Nexavar in HCC and a randomized Phase 2 study combining TRC105 with Avastin in patients with glioblastoma.

•                  TRACON expects that its partner, Santen, will file an Investigational New Drug (IND) application in the U. S. for development of the ophthalmic formulation of TRC105 (DE-122) in age-related macular degeneration (AMD) in 2015.

•                  The NCI is currently enrolling patients in a Phase 1b trial of oral TRC102 with Temodar in patients with refractory solid tumors.

•                  TRACON will present updated data at the ASCO annual meeting from the Phase 1b portion of the Phase 1b/2 study of TRC105 and Votrient in patients with advanced or metastatic soft tissue sarcoma.

•                  The NCI will present updated data at the ASCO annual meeting from a randomized Phase 2 study combining TRC105 with Avastin in RCC, including non-clear cell histology, treating patients who had previously been treated with up to four VEGF inhibitors.  As previously announced, enrollment for this study was closed after the interim analysis concluded that the study would not be able to achieve the endpoint of a 100% increase in progression free survival.

•                  The NCI will present updated data at the ASCO annual meeting from the Phase 1b and Phase 2 portions of the study of TRC105 and Nexavar in patients with advanced or metastatic HCC.

•                  Case Cancer Center (Cleveland, OH) will present updated data at the ASCO annual meeting from a Phase 1b clinical trial of TRC102 in combination with Temodar in patients with refractory solid tumors, including patients with central nervous system tumors.

•                  TRACON expects the NCI to initiate a Phase 2 clinical trial of TRC102 with Temodar in glioblastoma, a Phase 1b clinical trial of TRC102 with Alimta® (pemetrexed) and Cisplatin in patients with refractory solid tumors, a Phase 2 clinical trial of TRC102 with Alimta in patients with mesothelioma, and a Phase 1b clinical trial of TRC102 with chemoradiation therapy in patients with lung cancer.

First Quarter 2015 Financial Results

•                  Cash and cash equivalents were $65.3 million at March 31, 2015 compared to $35.0 million at December 31, 2014.

•                  Collaboration revenue for the first quarter of 2015 was $1.1 million compared to $0.4 million for the first quarter of 2014.  The increase in collaboration revenue for the 2015 period as compared to the 2014 period was a result of the Santen agreement being signed in March 2014.

•                  Research and development expenses for the first quarter of 2015 were $3.8 million compared to $1.3 million for the first quarter of 2014.  The increase in 2015 as compared to 2014 was primarily due to increased manufacturing activities and clinical study related expenses related to TRC105 and increased compensation related expenses due to increased headcount in 2015.

•                  General and administrative expenses for the first quarter of 2015 were $1.0 million compared to $0.4 million for the first quarter of 2014.  The increase in the 2015 period as compared to the 2014 period was primarily due to increased expenses as a result of being a public company and increased compensation related expenses due to increased headcount in 2015.

•                  The net loss for the first quarter of 2015 was $4.0 million compared to a loss of $1.4 million for the first quarter of 2014.

Investor Conference Call

The Company will hold a conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT to provide an update on corporate activities and to discuss the financial results of its first quarter 2015.  The dial-in numbers are (855) 779-9066 for domestic callers and (631) 485-4859 for international callers.  Please use passcode number: 42021957.  A live webcast of the conference call will be available online from the Investor/Events and Presentation page of the Company’s website at www.traconpharma.com.

After the live webcast, a replay will remain available on TRACON’s website for 60 days.

About TRC105

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in clinical trials sponsored by both TRACON and the National Cancer Institute for the treatment of multiple solid tumor types in combination with VEGF inhibitors. TRC105 is also being developed in combination with VEGF inhibitor treatments in age-related macular degeneration. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRC102

TRC102 is a novel, clinical stage small molecule inhibitor of the DNA base excision repair pathway that causes resistance to alkylating and antimetabolite chemotherapeutics. TRC102 is currently being studied in clinical trials sponsored by both the National Cancer Institute and Case Cancer Center. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, age-related macular degeneration and fibrotic diseases. TRACON’s current pipeline includes two clinical stage product candidates: TRC105, an anti-endoglin antibody that is being developed for the treatment of renal cell carcinoma, soft tissue sarcoma, hepatocellular carcinoma, glioblastoma and choriocarcinoma, and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON’s website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding TRACON’s ability to further develop its product candidates, expectations regarding the initiation and timing of future clinical trials by TRACON or NCI, expected regulatory determinations, the timing of Santen’s filing of an IND application, and TRACON’s ability to successfully complete its ongoing clinical trials and development programs. Risks that could cause actual results to differ from those expressed in these forward-looking statements include: risks associated with clinical development; whether TRACON, NCI or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all; the fact that future preclinical studies and clinical trials may not be successful; the fact that TRACON has limited control over whether Santen advances TRC105 (DE-122) in ophthalmological indications or whether NCI sponsors additional trials of Santen’s product candidates; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TRACON Pharmaceuticals, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Collaboration revenue	$1,132	$356
Operating expenses:
Research and development	3,831	1,261
General and administrative	1,013	427
Total operating expenses	4,844	1,688
Loss from operations	(3,712)	(1,332)
Total other income (expense)	(283)	(29)
Net loss	(3,995)	(1,361)
Accretion to redemption value of redeemable convertible preferred stock	(31)	(66)
Net loss attributable to common stockholders	$(4,026)	$(1,427)

Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.88)
Weighted-average common shares outstanding, basic and diluted	8,024,579	1,614,851

TRACON Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,291	$35,000
Prepaid and other assets	1,679	728
Total current assets	66,970	35,728
Property and equipment, net	91	97
Other assets	40	2,346
Total assets	$67,101	$38,171
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,524	$3,974
Current portion of deferred revenue	4,527	4,357
Preferred stock warrant liabilities	—	246
Long-term debt, current portion	4,749	4,676
Total current liabilities	12,800	13,253
Deferred revenue	1,570	2,546
Other long-term liabilities	522	408
Long-term debt, less current portion	3,043	4,258
Commitments and contingencies
Redeemable convertible preferred stock	—	49,880
Stockholders’ equity (deficit):
Common stock	12	2
Additional paid-in capital	87,329	2,004
Accumulated deficit	(38,175)	(34,180)
Total stockholders’ equity (deficit)	49,166	(32,174)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$67,101	$38,171

Contact:

Casey Logan

Chief Business Officer

(858) 550-0780 ext. 236

clogan@traconpharma.com